Exhibit 99.1

News Release

For Immediate Release	For Further Information Contact:
July 7, 2004	Arleen Llerandi
Director, Investor Relations
(407) 822-2989

HUGHES SUPPLY RAISES SECOND QUARTER

SALES AND EARNINGS OUTLOOK

Earnings Per Share Expected to Grow 41% - 48% to $1.13- $1.18 with

Same Store Sales Growth of 14% to 16%

Hughes Supply, Inc. (NYSE:HUG) Orlando, Florida

Hughes Supply, Inc., a leading distributor of construction, repair and maintenance-related products, today announced that due to continued strong demand and higher commodity prices in most of its businesses, revenue and earnings for its second quarter ending July 30, 2004 are expected to exceed the company’s previously issued guidance. Revenues for the second quarter of fiscal year 2005 are now expected to be in the range of $1,115 million to $1,125 million, an increase over the previous year of 37% to 38%, with estimated same store sales growth of 14% to 16%. Net income is expected to be $35.0 million to $36.6 million, an increase over the previous year of 87% to 96%. Earnings per diluted share is expected to be $1.13 to $1.18, on approximately 31.0 million average shares, compared to $0.80 per diluted share, on approximately 23.3 million average shares, in the prior year’s second quarter, an increase of 41% to 48%. The acquisition of Todd Pipe & Supply, announced June 1, 2004, is expected to add approximately $0.04 to diluted earnings per share in the second quarter, and is included in the revised outlook.

The Company continues to benefit from increased commercial and public sector construction activity and continued strength in the residential construction market. In addition, prices for commodity-based products, although beginning to stabilize or moderate, remain at high levels. As expected, the higher commodity prices are increasing the Company’s cost of goods sold, which are recorded primarily on a moving average cost basis, resulting in lower margins than reported in the first quarter, but still higher than the previous year’s second quarter.

Tom Morgan, President and Chief Executive Officer said, “We continued to see strong demand and higher prices across most of our businesses in the months of May and June. Residential construction activity remained robust, driven primarily by the high population growth markets we serve, and the improved level of commercial construction activity we began to see in the second half of last year has strengthened further. However, higher commodity prices, which we have successfully passed on to customers, are beginning to moderate in many cases.

“As we indicated in our previous guidance, we expect commodity prices to correct themselves in the next few months, with a corresponding decrease in sales and margins. In addition, the pickup in commercial and public sector construction that began in the latter half of the previous fiscal year, will make comparisons in the third and fourth quarters more challenging. We remain cautious for the remainder of the year; therefore, the outlook for the third and fourth quarters of fiscal year 2005 remains unchanged. We will provide a detailed outlook for the third quarter in our second quarter earnings conference call,” concluded Morgan.

Hughes will issue its second quarter earnings release on Tuesday, August 24, 2004, after market close and will hold a conference call at 9:00 a.m. Eastern time on Wednesday, August 25, 2004 to discuss second quarter earnings and additional segment detail, along with the third quarter outlook. This conference call can be accessed via the web at: http://www.hughessupply.com by selecting the Investors tab, or via telephone at: 888-283-3870; pass code Hughes; leader Mr. David Bearman. A replay of the conference call will be available on the website until September 25, 2004, or you may dial 866-357-4212; passcode Hughes.

About Hughes Supply, Inc.

Hughes Supply, Inc., founded in 1928, is one of the nation’s largest diversified wholesale distributors of construction, repair and maintenance-related products, with nearly 500 locations in 38 states. Headquartered in Orlando, Florida, Hughes employs approximately 8,900 associates and generates annual revenues of approximately $3.5 billion. Hughes is a Fortune 500 company and was named the #2 Most Admired Company in America in the Wholesalers: Diversified Industry segment by Fortune Magazine. For additional information on Hughes, you may visit www.hughessupply.com.

Except for historical information, all other information discussed in this news release consists of forward-looking statements under the Private Securities Litigation Reform Act of 1995. When used in this report, the words “believe”, “anticipate”, “estimate”, “expect”, “may”, “will”, “should”, “plan”, “intend”, “project”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance, and achievements expressed or implied by these statements. These risks and uncertainties include, but are not limited to, the strength of the construction market and the general economy, fluctuating commodity prices and unexpected product shortages, competition, success in integrating, and achieving expected profitability from, acquired businesses, reliance on key personnel, overseas movement of manufacturing facilities, delay in implementing operating systems, our fixed cost structure, product purchasing and supply, customer credit policies, and other factors set forth from time to time in filings with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release and under section 27A of the Securities Act and section 21E of the Exchange Act. Hughes Supply does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

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